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                                                                    EXHIBIT 99.1

                    [LETTERHEAD OF ACCUSTAFF APPEARS HERE]

-----------------------------------------------------News Release---------------

FOR IMMEDIATE RELEASE

Contact:   Michael D. Abney              Derek E. Dewan
           Chief Financial Officer       Chairman, President and CEO
           (904) 725-5574                (904) 725-5574

                         ACCUSTAFF AND CAREER HORIZONS
                         ANNOUNCE COMPLETION OF MERGER
                                --------------
                       COMBINED COMPANY TO TRADE ON NYSE
                       UNDER "ASI" ON NOVEMBER 15, 1996

JACKSONVILLE, Florida (November 14, 1996)--AccuStaff Incorporated (Nasdaq/NM;ASTF) and Career Horizons, Inc. (NYSE:CHZ) today announced the completion of the merger of Career Horizons, Inc. with and into a subsidiary of AccuStaff Incorporated. Career Horizons will now operate as a subsidiary of AccuStaff. The consolidated company, operating as AccuStaff Incorporated, begins trading on the New York Stock Exchange under the symbol ASI on Friday, November 15, 1996. It is the fourth largest U.S. provider of strategic staffing, consulting and outsourcing services with a total of over 750 offices in 43 states and combined annual estimated 1996 revenues in excess of $1.3 billion. Estimated combined revenues for 1997, exclusive of future acquisitions, are projected to be in excess of $1.7 billion.

     Under terms of the agreement, Career Horizons' stockholders received 1.53 shares of AccuStaff stock for each share owned of Career Horizons' stock. The transaction is valued at approximately $1 billion, will be accounted for as a pooling of interests, and will be a tax-free reorganization.

     AccuStaff Incorporated, headquartered in Jacksonville, Florida, is a national provider of strategic staffing and outsourcing services to businesses, professional and service organizations, and governmental agencies. AccuStaff now has over 750 offices in 43 states and the District of Columbia.

     This press release contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under the "Risk Factors" and elsewhere in the Company's Joint Proxy Statement/Prospectus dated October 8, 1996, and as discussed in the Company's reports of Forms 10-K, 10-Q and 8-K made under the Securities and Exchange Act of 1934.